EXHIBIT 12
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                                          IES UTILITIES INC.
                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (Dollar Amounts in Thousands)

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                                                                                           Twelve
                                                          Year Ended December 31,         Months Ended   Ended
                         1989          1990         1991          1992          1993     March 31, 1994       4
                              (in thousands, except ratio of earnings to fixed charges)
 Net income       $     53,454   $    45,969   $    47,563   $    45,291   $    67,970   $     68,491

 Federal and
  state income
  taxes                 22,574        22,364        23,494        20,760        37,963         39,192

 Net income
  before income
  taxes                 76,028        68,333        71,057        66,051       105,933        107,683

 Interest on
  long-term
   debt                 29,044        28,853        31,171        35,689        34,926         35,307

 Other interest          3,130         4,704         5,595         3,939         5,243          4,734

 Estimated
  interest
  component of
  rents                  9,494         7,936         6,594         4,567         3,729          3,741

 Fixed charges as
  defined               41,668        41,493        43,360        44,195        43,898         43,782

 Earnings as
  defined         $    117,696   $   109,826   $   114,417   $   110,246   $   149,831    $   151,465

 Ratio of
  earnings to
  fixed charges
  (unaudited)             2.82          2.65          2.64          2.49          3.41          3.46


 For purposes of computation of these ratios (a) earnings have been calculated by adding fixed charges and Federal and state income taxes to net income;
 (b) fixed charges consist of interest (including amortization of debt expense, premium and discount) on long-term and other debt and the estimated interest component of rents.

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